Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. REPORTS FINANCIAL RESULTS FOR ITS
THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2012

Company to Host Quarterly Conference Call at 4:30 P.M. on November 14, 2012

Financial and Operational Highlights

•	Third quarter 2012 net income of $1.0 million, or $0.09 per share

•	Year-to-date 2012 net income of $8.7 million, or $0.84 per share

•	Third quarter 2012 gross premiums written increased 34% to $59.5 million

•	Homeowners policies in force totaling 124,500 at September 30, 2012

•	Cash and investment holdings of $219.4 million at September 30, 2012

•	Book value per share of $6.27 at September 30, 2012

St. Petersburg, FL - November 14, 2012: United Insurance Holdings Corp. (OTCBB: UIHC) (United or the Company), a property and casualty insurance holding company, today reported its financial results for the quarter ended September 30, 2012.

2012 Third Quarter Review

United reported revenues for the quarter ended September 30, 2012, of $32.3 million, a 27% increase from $25.5 million reported in the prior year period. The increase was primarily due to an increase in net premiums earned to $30.2 million, from $23.9 million for the third quarter of 2011. The growth in net premiums earned for the quarter was driven by continued growth in new business production in Florida and other states. Net investment income, realized gains and other revenues increased to $2.0 million for the quarter compared to $1.6 million in the prior year quarter.

Losses and loss adjustment expenses increased to $17.0 million for the quarter, from $8.4 million during the same period of last year. The increase during the period was largely due to general policy growth, losses of approximately $1.5 million related to Tropical Storms Debby and Isaac and an increase in our Florida non-catastrophe loss ratio. Policy acquisition costs increased to $9.4 million for the third quarter of 2012 from $7.6 million for the third quarter of 2011. Operating expenses increased to $1.7 million for the third quarter of 2012, from $1.1 million during the same period of last year. General and administrative expenses increased to $3.0 million for the third quarter of 2012, from $2.4 million for the third quarter of 2011.

2012 Year-to-Date

Revenues for the nine months ended September 30, 2012, increased 33%, to $93.3 million, compared to $70.0 million for the prior year period. The increase in revenues was primarily driven by a 34% increase in net premiums earned to $87.7 million, from $65.3 million during the same period of last year. Net investment income and other revenues increased to $5.6 million for the year-to-date period, from $4.7 million during the same period of last year.

Losses and loss adjustment expenses increased to $39.4 million for the year to date period, from $29.4 million during the same period last year, while policy acquisition costs increased to $26.5 million for the year, compared to $21.3 million for the same period last year. Operating expenses increased to $4.9 million for the year-to-date period, from $3.9 million during the same period of last year.

Financial Ratios

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Percent of Gross Premiums Earned
Loss ratio [1]	28.9%	17.9%	24.1%	22.3%
Expense ratio [2]	24.1%	23.5%	24.3%	24.5%
Combined ratio	53.0%	41.4%	48.4%	46.8%

Percent of Net Premiums Earned
Loss ratio [1]	56.1%	35.3%	44.9%	45.0%
Expense ratio [2]	46.7%	46.3%	45.3%	49.5%
Combined ratio [1]	102.8%	81.6%	90.2%	94.5%

1 The 17.9% gross loss ratio, 35.3% net loss ratio, and 81.6% combined ratio for Q3 2011 include a $3.1 million favorable reserve adjustment
2 Includes policy acquisition costs, operating expenses, general & administrative and other income and expenses

Reinsurance costs in the third quarter of 2012 were 45% of gross premiums earned compared to 46% of gross premiums earned for the third quarter of 2011. Reinsurance costs for the year were 43% of gross premiums earned compared to 47% of gross premiums earned for the same period in 2011.

Balance Sheet Highlights

United's cash and investment holdings totaled $219.4 million at September 30, 2012, compared to $165.9 million at December 31, 2011. United's cash and investment holdings consist primarily of investments in high-quality money market instruments, U.S. Government and agency securities and high-quality corporate debt. Fixed maturities represented approximately 97% of United's total investments at September 30, 2012, and December 31, 2011.

Management Comments

John Forney, Chief Executive Officer of United, stated, “We are pleased that we were able to continue our strong growth during the third quarter, with policies in force growing 8% during the quarter and 28% year-over-year. This growth has been fueled by the cultivation of a strong network of independent agents, both in Florida and in our other states, who believe in our conservative underwriting and risk management practices. Our quarterly results reflect the positive impacts of this growth, with gross premiums earned increasing over 24% from the prior year's third quarter. However, our earnings this quarter suffered as a result of losses associated with Tropical Storms Debby and Isaac, as well as an increase in our non-catastrophe loss ratio in Florida. Despite the weakness in our current quarter, our trailing twelve months return on equity is 21%.”

Mr. Forney continued, "For the year, our revenues have grown over 33% compared to the prior year, and earnings are up almost 80%. Our combined ratio is down over 4 percentage points year-over-year, to 90%, even with much higher catastrophe losses during the current year, reflecting our continued focus on underwriting and claims operations. We continue to be supported by a strong balance sheet, and look forward to continuing profitable growth in the fourth quarter and into 2013."

Conference Call Details

Date and Time:    November 14, 2012 - 4:30 P.M. ET

Participant Dial-In:    (United States): 877-407-0782
(International): 201-689-8567

Webcast:	To listen to the live webcast, please go to www.upcic.com (Events and Presentations) and click on the conference call link, or go to:
http://www.investorcalendar.com/IC/CEPage.asp?ID=170164.

About United Insurance Holdings Corp.

Founded in 1999, United Property and Casualty Insurance Company, a subsidiary of United Insurance Holdings Corp., writes and services property and casualty insurance in Florida, South Carolina, Massachusetts and Rhode Island. From its headquarters in St. Petersburg, United's team of dedicated professionals manages a completely integrated insurance company, including sales, underwriting, customer service and claims. The Company distributes its homeowners, dwelling fire and flood products through many agency groups and conducts business through four wholly-owned subsidiaries. Homeowners insurance constitutes the majority of United's premiums and policies.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The forward-looking statements in this press release include statements regarding: the impact of our continued growth, and the expansion into other states. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation, the success of the Company's marketing initiatives, inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new Federal and State regulations that affect the property and casualty insurance market; the costs of reinsurance and the collectibility of reinsurance, assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation, and health care; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2011. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore, appear to be volatile in certain accounting periods. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

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CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
John Rohloff		Adam Prior
SEC Reporting Manager		Vice President
(727) 895-7737 / jrohloff@upcic.com		(212) 836-9606 / aprior@equityny.com

Terry Downs
Account Executive
(212) 836-9615 / tdowns@equityny.com

Condensed Consolidated Statements of Income
In thousands, except share and per share amounts

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
REVENUE:
Gross premiums written	$59,461	$44,266	$195,385	$160,337
(Increase) decrease in gross unearned premiums	(903)	2,861	(31,702)	(28,585)
Gross premiums earned	58,558	47,127	163,683	131,752
Ceded premiums earned	(28,335)	(23,267)	(75,948)	(66,485)
Net premiums earned	$30,223	$23,860	$87,735	$65,267
Net investment income	807	807	2,331	2,041
Net realized gains	37	—	155	112
Other revenue	1,205	826	3,118	2,536
Total revenue	$32,272	$25,493	$93,339	$69,956
EXPENSES:
Losses and loss adjustment expenses	16,950	8,414	39,401	29,399
Policy acquisition costs	9,404	7,568	26,535	21,293
Operating expenses	1,670	1,146	4,860	3,946
General and administrative expenses	3,031	2,368	8,124	6,785
Interest expense	71	142	283	453
Total expenses	$31,126	$19,638	$79,203	$61,876
Income before other (income) expenses	1,146	5,855	14,136	8,080
Other (income) expenses	(1)	(23)	268	256
Income before income taxes	$1,147	$5,878	$13,868	$7,824
Provision for income taxes	164	2,228	5,146	2,961
Net income	$983	$3,650	$8,722	$4,863
OTHER COMPREHENSIVE INCOME:
Change in net unrealized gain on investments	1,442	2,441	3,042	3,470
Reclassification adjustment for net realized investment gains	(37)	—	(155)	(112)
Income tax expense related to items of other comprehensive income	(542)	(941)	(1,114)	(1,295)
Total comprehensive income	$1,846	$5,150	$10,495	$6,926

Weighted average shares outstanding
Basic	10,361,849	10,361,849	10,361,849	10,469,056
Diluted	10,448,839	10,361,849	10,396,455	10,469,056

Earnings per share
Basic	$0.09	$0.35	$0.84	$0.46
Diluted	$0.09	$0.35	$0.84	$0.46

Dividends declared per share	$—	$—	$0.05	$—

Consolidated Balance Sheets
In thousands

(Unaudited)

	September 30, 2012	December 31, 2011
ASSETS	(Unaudited)
Investments available for sale, at fair value:
Fixed maturities (amortized cost of $118,256 and $116,863, respectively)	$124,457	$120,378
Equity securities (adjusted cost of $3,245 and $3,284, respectively)	3,742	3,581
Other long-term investments	300	300
Total investments	$128,499	$124,259
Cash and cash equivalents	90,892	41,639
Accrued investment income	800	986
Premiums receivable, net of allowances for credit losses of $93 and $77, respectively	17,405	11,205
Reinsurance recoverable on paid and unpaid losses	3,013	4,458
Prepaid reinsurance premiums	77,774	40,968
Deferred policy acquisition costs	16,952	12,324
Other assets	1,560	4,376
Total Assets	$336,895	$240,215
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$35,801	$33,600
Unearned premiums	131,832	100,130
Reinsurance payable	72,679	16,571
Other liabilities	15,414	17,866
Notes payable	16,176	17,059
Total Liabilities	$271,902	$185,226
Commitments and contingencies (Note 7)
Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 10,660,922 and 10,573,932 issued; 10,448,839 and 10,361,849 outstanding for 2012 and 2011, respectively	1	1
Additional paid-in capital	102	75
Treasury shares, at cost; 212,083 shares	(431)	(431)
Accumulated other comprehensive income	4,114	2,341
Retained earnings	61,207	53,003
Total Stockholders' Equity	$64,993	$54,989
Total Liabilities and Stockholders' Equity	$336,895	$240,215